Exhibit 99.1

FOR IMMEDIATE RELEASE	NR06-16

DYNEGY AND NRG ENERGY COMPLETE EXCHANGE OF OWNERSHIP INTERESTS

IN JOINTLY HELD POWER GENERATION ENTITIES

Dynegy Acquires Full Ownership of Rocky Road Power Plant in Illinois

and Receives Net Cash Proceeds of Approximately $160 million

HOUSTON (March 31, 2006) – Dynegy Inc. (NYSE: DYN) today announced that it has completed its ownership exchange transaction with NRG Energy, Inc. (NYSE: NRG). Approved by the FERC earlier this month, the transaction involved Dynegy’s acquisition of NRG’s 50 percent ownership stake in the Rocky Road power plant, a 364-megawatt natural gas-fired peaking facility near Chicago (of which Dynegy already owned 50 percent), and Dynegy’s sale to NRG of Dynegy’s 50 percent stake in a joint venture between Dynegy and NRG which has ownership in power plants totaling approximately 1,800 megawatts in southern California. As a result of the two transactions, Dynegy received net cash proceeds of approximately $160 million from NRG.

“The transaction provides several strategic and financial benefits to Dynegy, including placing all of our Midwest power generation facilities under 100 percent Dynegy ownership, which enables us to fully set the asset strategy and capture the total results for our shareholders,” said Bruce A. Williamson, Chairman and Chief Executive Officer of Dynegy Inc. “In addition, the proceeds from the transaction will further strengthen our cash-on-hand, which we will redeploy through measured strategies designed to create the strongest long-term return for our common shareholders.”

Full ownership in the Rocky Road facility, which has a capacity sales agreement through mid-2009, increases Dynegy’s net generating capacity in its Midwest segment to more than 7,500 megawatts. Dynegy’s presence in Illinois now includes nearly 4,300 megawatts of generating capacity, including the 1,806-megawatt Baldwin Energy Complex.

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DYNEGY AND NRG ENERGY COMPLETE EXCHANGE OF OWNERSHIP INTERESTS IN JOINTLY HELD POWER GENERATION ENTITIES	NR06-16

2-2-2-2-2

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of more than 12,800 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning the use of proceeds from the transaction and strong long-term return for our shareholders. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary materially from those expressed or implied include: the ability to achieve financial and strategic objectives associated with such transactions; and the ability to redeploy our cash-on-hand through measured strategies. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2005 and its Current Reports, which are available free of charge on the SEC’s web site at http://www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law. DYNC

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